Exhibit 8.1

                           F O L E Y  &  L A R D N E R

                          A T T O R N E Y S  A T  L A W

   CHICAGO                       FIRSTAR CENTER                     SAN DIEGO
   JACKSONVILLE             777 EAST WISCONSIN AVENUE           SAN FRANCISCO
   LOS ANGELES           MILWAUKEE, WISCONSIN 53202-5367          TALLAHASSEE
   MADISON                  TELEPHONE (414) 271-2400                    TAMPA
   ORLANDO                  FACSIMILE (414) 297-4900         WASHINGTON, D.C.
   SACRAMENTO                                                 WEST PALM BEACH
                              WRITER'S DIRECT LINE

                                 March 12, 1997


   FCB Financial Corp.
   108 East Wisconsin Avenue
   Neenah, WI  54957

   Gentlemen:

             You have requested our opinion as to material federal income tax consequences of the proposed merger of OSB Financial Corp. ("OSB") with and into FCB Financial Corp. ("FCB") pursuant to an Agreement and Plan of Merger dated November 13, 1996 (the "Agreement") and a Plan of Merger (the "Plan of Merger") by and between OSB and FCB, as more completely described below and as described in the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 to be filed by FCB with the Securities and Exchange Commission (the "Proxy Statement/Prospectus").
   All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Proxy Statement/Prospectus.

   A.   Statement of Facts.

             FCB is a Wisconsin corporation that owns all of the outstanding stock of Fox Cities Bank, F.S.B., a federally chartered stock savings bank. As of March 5, 1997, the outstanding shares of FCB capital stock consisted of 2,463,803 shares of common stock, $.01 par value per share ("FCB Common Stock"). Such shares are widely held and publicly traded.

             OSB is a Wisconsin corporation that owns all of the outstanding stock of Oshkosh Savings Bank, FSB, a federally chartered stock savings bank. As of January 31, 1997, its outstanding shares of stock consisted of 1,111,484 shares of common stock, $.01 par value per share ("OSB Common Stock"). Such shares are widely held and publicly traded.

             The Agreement provides for the merger of OSB with and into FCB, which merger will result in the combination of FCB and OSB as a single corporation (the "Surviving Corporation") that will continue to operate under the name FCB Financial Corp. (the "Merger"), pursuant to which each outstanding share of OSB Common Stock (except as otherwise provided below) will be canceled and converted into the right to receive 1.46 shares of FCB Common Stock plus cash in lieu of any fractional shares. All shares of OSB Common Stock (i) owned by OSB as treasury stock, (ii) owned by the OSB Management Development and Recognition Plans and not allocated to participants thereunder or (iii) owned by FCB will be canceled and no FCB Common Stock or other consideration will be given in exchange therefor. Shares of FCB Common Stock that are issued and outstanding at the time of the Merger will not be affected by the Merger and will remain outstanding as the same number of shares of the Surviving Corporation. Each option granted by OSB under the terms of the OSB Financial Corp. 1992 Stock Option and Incentive Plan (the "OSB Option Plan") that is outstanding and unexercised prior to the Effective Time will be converted into an option to purchase shares of FCB Common Stock equal to the product of the number of shares of OSB Common Stock subject to the original option and the OSB Exchange Ratio (with fractional shares being rounded up to the nearest whole number) and will have an exercise price per share equal to the exercise price under the original option divided by the OSB Exchange Ratio (with the exercise price rounded down to the nearest whole cent).

   B.   Representations.

             The description in the Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences of the Merger" and our opinion as stated herein are based upon and subject to:

             (a) The Merger being effected in the manner described in the Proxy Statement/Prospectus.

             (b) The accuracy and completeness of the statements concerning the Merger set forth in the Proxy Statement/Prospectus.

             (c) The accuracy of the representations made to us by FCB and OSB in their Representation Letters and their continuing accuracy at all times through the Effective Time.

   C.   Opinions.

             Based upon the foregoing, and subject to the condition and limitations set forth below, we are of the opinion that:

             (i) The Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. FCB and OSB will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

             (ii) No gain or loss will be recognized by FCB or OSB pursuant to the Merger;

             (iii) No gain or loss will be recognized by any shareholder of FCB upon consummation of the Merger, and the tax basis and holding period of a holder of FCB Common Stock will not change.

   D.   Limitations.

             We express no opinion on the following matters:

             (i) The tax treatment of the Merger under other provisions of the Code and the regulations thereunder;

             (ii) The tax treatment of any conditions existing at the time of, or effects resulting from, the Merger that are not specifically addressed herein; or

             (iii) The tax treatment of the Merger under the laws of any state or commonwealth or any other jurisdiction other than the United States.

             We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 and to the reference to our firm under the heading "Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus that constitutes part of the Registration Statement. We also consent to the filing of this opinion as an exhibit to H-(e)3 Application to be filed with the Office of Thrift Supervision.

                                      Very truly yours,

                                      FOLEY & LARDNER